Exhibit 3.1

STATE of DELAWARE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRIUS THERAPEUTICS, INC.

1.                                      Name.  The name of this corporation is Trius Therapeutics, Inc.

2.                                      Registered Office and Agent.  The registered office of this corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington 19801, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

3.                                      Purpose.  The purpose for which this corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.                                      Stock.  The total number of shares of stock that this corporation shall have authority to issue is one hundred (100) shares of Common Stock, $0.01 par value per share.  Each share of Common Stock shall be entitled to one vote.

5.                                      Change in Number of Shares Authorized.  Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

6.                                      Election of Directors.  The election of directors need not be by written ballot unless the by-laws shall so require.

7.                                      Authority of Directors.  In furtherance and not in limitation of the power conferred upon the board of directors by law, the board of directors shall have power to make, adopt, alter, amend and repeal from time to time by-laws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the board of directors.

8.                                      Liability of Directors.  A director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined.  No amendment or repeal of this paragraph 8 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

9.                                      Records.  The books of this corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the board of directors or in the by-laws of this corporation.

10.                               Meeting of Stockholders of Certain Classes.  If at any time this corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.